Exhibit 99.1

GERBER SCIENTIFIC ANNOUNCES FISCAL 2006 THIRD QUARTER RESULTS
AND RESTATEMENT OF ITS FISCAL 2006 SECOND QUARTER REPORTED RESULTS

SOUTH WINDSOR, CT - Gerber Scientific, Inc. (NYSE: GRB) today reported a net loss of $0.1 million, or essentially break-even performance on a per share basis, on revenue of $124.6 million for the quarter ended January 31, 2006, compared with a net loss of $0.4 million, or $0.02 per diluted share, on revenue of $124.8 million for the quarter ended January 31, 2005. Foreign currency translation had the effect of decreasing revenue by $5.0 million in the third quarter of fiscal 2006, compared with the third quarter of fiscal 2005.

The net loss for the third quarter of fiscal 2006 was due to higher than anticipated tax expenses, resulting from the Company's inability to record tax benefits on losses in certain tax jurisdictions and a reduction in its estimate of tax benefits associated with export sales. The impact of these factors was approximately $0.8 million.

For the nine months ended January 31, 2006, the Company reported a net loss of $1.3 million, or $0.06 per diluted share, on revenue of $387.3 million, compared with a net loss of $0.8 million, or $0.03 per diluted share, on revenue of $383.9 million for the nine months ended January 31, 2005. The results for the nine months ended January 31, 2006 included a pre-tax debt extinguishment charge recorded in the second quarter of $2.5 million and a $2.3 million tax charge associated with the reversal of a deferred tax asset in the United Kingdom recorded in the first quarter. Excluding the impact of these nonrecurring charges, the Company would have reported net income of $2.6 million, or $0.12 per diluted share for the first nine months of the fiscal year. Foreign currency translation had the effect of decreasing revenue by $2.2 million for the first nine months of the fiscal year, compared with the same period in the prior year.

Commenting on the third quarter results, Marc T. Giles, president and chief executive officer said, "Although our operating performance this quarter was below our desired goals, we were able to demonstrate continued revenue growth, after adjusting for the impact of foreign currency translation, and generate an operating profit of $2.9 million, which was over a 250 percent increase from that reported for the third quarter of the prior year."

Giles added, "We continue to be excited about our new product introductions, with the Sign Making and Specialty Graphic segment's launch of the SOLARA™ UV2 Inkjet Printer and the Ophthalmic Lens Processing segment's launch of the new CMX50 Finer/Polisher toward the end of the quarter. In addition, since the end of the third quarter, we have announced two other product enhancements: the addition of the "Cut-to-Polish" option for the Ophthalmic Lens Processing segment's high-speed Diamond Turning Lathe (DTL) generator series, and the Sign Making and Specialty Graphic segment's launch of the GERBER OMEGA™ 2.5 software for sign making industry applications. We believe that these new product introductions, enhancements to our product offerings and anticipated new product launches during the next several months will continue to drive improved operational performance going forward."

During the third quarter closing process, the Company identified an error in its reported results for the second quarter of fiscal 2006. This error related to an overstatement of foreign exchange transaction losses, which increased the net loss reported in the second quarter of fiscal 2006 by approximately $250 thousand, or $0.01 per diluted share. Accordingly, the Company will restate its financial statements for the second quarter of fiscal 2006 to report a loss of $0.1 million, or $0.01 per diluted share, compared with the loss of $0.4 million, or $0.02 per diluted share previously reported in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2005. Results for the first six months of fiscal 2006 will be similarly adjusted. This adjustment did not have any impact on the results reported for the third quarter of fiscal 2006 and has been reflected in the first nine months of fiscal 2006 results reported above.

About Gerber Scientific, Inc.

Gerber Scientific, Inc. (http://www.gerberscientific.com) is a leading international supplier of sophisticated automated manufacturing systems for sign making and specialty graphics, apparel and flexible materials, and ophthalmic lens processing. Headquartered in South Windsor, Connecticut, the Company operates through four primary businesses: Gerber Scientific Products, Spandex Ltd., Gerber Technology and Gerber Coburn.

Forward-looking Statements:

Statements contained in this news release regarding the Company's expected financial condition, revenue, cash flows, operating results, and product launches are forward-looking statements that involve risks and uncertainties. Actual future results or events may differ materially from these forward-looking statements. Readers are referred to the documents filed by the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 2005 and subsequently filed quarterly and current reports, for a discussion of important risks that could cause actual results to differ from those contained or implied in the forward-looking statements. These risks include, but are not limited to, delays in the Company's new product development and commercialization, intense competition in markets for each of the Company's operating segments that could affect the Company's pricing decisions and the timing of product introductions, the potential impact on European revenue from the Waste Electrical and Electronic Equipment Directive or the Restriction of Hazardous Substances Directive, rapid technological advances that could cause the Company's inventory to exceed its needs or become obsolete, the Company's reliance on manufacturers or suppliers to supply inventory to the Company's specifications in a timely and cost effective manner, non-recurring orders from significant customers, delays caused by facility relocations, the elimination of apparel trade quotas, fluctuations in currency exchange rates and international economic conditions that could cause the Company's financial results to be volatile, product liability claims, regulatory changes that could increase costs, the Company's indebtedness, compliance with financial covenants associated with the Company's primary credit agreements, any failure to enhance and diversify the Sign Making and Specialty Graphics segment product lines, a potential loss of market focus as the Company seeks to improve operating efficiencies, and the Company's increased focus on larger wholesale optical laboratories. The Company expressly disclaims any obligation to update any of these forward-looking statements.

GERBER SCIENTIFIC, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
	Quarter Ended January 31,		Nine Months Ended January 31,

In thousands (except per share amounts)	2006	2005	2006	2005
Revenue:
Product sales	$ 109,324	$ 109,790	$ 341,117	$ 339,772
Service sales	15,288	14,998	46,220	44,118
	124,612	124,788	387,337	383,890
Costs and Expenses:
Cost of products sold	78,233	79,275	242,303	241,728
Cost of services sold	9,120	9,289	28,069	28,634
Selling, general and administrative	28,427	28,564	87,310	86,689
Research and development	5,959	6,509	18,789	18,730
Restructuring charges	---	349	(231)	2,594
	121,739	123,986	376,240	378,375
Operating income	2,873	802	11,097	5,515

Other expense, net	(754)	(1,164)	(1,437)	(2,600)
Loss on early extinguishment of debt	---	---	(2,483)	---
Interest expense	(862)	(1,576)	(3,818)	(5,326)

Earnings (Loss) before income taxes	1,257	(1,938)	3,359	(2,411)
Provision (Benefit) for income taxes	1,349	(1,557)	4,658	(1,639)
Net loss	$ (92)	$ (381)	$ (1,299)	$ (772)
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Loss per share of common stock:
Basic	$ 0.00	$ (0.02)	$ (0.06)	$ (0.03)
Diluted	$ 0.00	$ (0.02)	$ (0.06)	$ (0.03)

Weighted average shares outstanding:
Basic	22,466	22,263	22,371	22,255
Diluted	22,466	22,263	22,371	22,255

GERBER SCIENTIFIC, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

In thousands	January 31, 2006	April 30, 2005
Assets:
Current Assets:
Cash and cash equivalents	$ 5,055	$ 6,148
Accounts receivable, net	81,932	89,800
Inventories	53,683	52,363
Current deferred tax assets	9,424	7,559
Prepaid expenses and other current assets	6,884	5,295
	156,978	161,165
Property, Plant and Equipment	105,914	122,444
Accumulated depreciation	(67,710)	(82,521)
	38,204	39,923
Intangible Assets:
Goodwill	51,246	52,315
Pension intangible asset	1,692	1,692
Patents and other intangible assets, net	5,069	5,392
	58,007	59,399
Deferred Tax Assets	24,130	29,788
Other Assets	4,069	6,014
	$ 281,388	$ 296,289
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Liabilities and Shareholders' Equity:
Current Liabilities:
Short-term debt	$ 214	$ 29,482
Accounts payable	42,381	47,023
Accrued compensation and benefits	19,163	16,438
Other accrued liabilities	17,907	20,654
Deferred revenue	14,030	15,467
Income taxes payable	1,952	2,822
Advances on sales contracts	717	674
	96,364	132,560

Accrued pension benefit liability	26,825	25,264
Other liabilities	5,945	6,399
Long-term debt	40,892	16,260
	73,662	47,923
Commitments and Contingencies

Shareholders' Equity:
Preferred stock	---	---
Common stock	232	230
Additional paid-in capital	66,995	66,045
Retained earnings	66,586	67,885
Treasury stock, at cost	(13,583)	(13,991)
Unamortized value of restricted stock grants	(168)	(130)
Accumulated other comprehensive loss	(8,700)	(4,233)
	111,362	115,806
	$ 281,388	$ 296,289
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